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                                                                   Exhibit 10.29


       October 23, 2000

       Bo Ewald

       RE:  Repurchase of Restricted Stock

       Dear Bo:

       This letter sets forth the agreement between you and E-Stamp Corporation ("E-Stamp") regarding the repurchase of 878,906 shares of common stock of E-Stamp ("Shares") registered in your name and currently subject to a right of repurchase by E-Stamp pursuant to the terms of the Restricted Stock Repurchase Agreement dated May 30, 1999 ("Repurchase Agreement").

       Effective as of the date of this letter, you hereby transfer and sell to E-Stamp, and E-Stamp repurchases from you, the Shares for a purchase
       price equal to $632,812.32.   E-Stamp will pay the purchase price through
       a set-off against your obligation to pay principal under the Promissory Note dated May 30, 1999 in the original principal amount of $1,102,500. Except as otherwise provided herein, the repurchase of the Shares will be effected pursuant to the terms of the Repurchase Agreement.

       You will continue to be responsible for the payment of the remaining principal amount of $469,687.68 and all accrued but unpaid interest under
       the Promissory Note.   Pursuant to the term of the Repurchase Agreement,
       the remaining 652,344 shares acquired by you on May 30, 1999 will be held by E-Stamp as security for the performance of your remaining obligations under the Promissory Note

       Nothing herein shall affect in any manner your obligations under that certain Promissory Note dated January 14, 2000 in the original principal sum of $409,962.00.
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Bo Ewald
October 23, 2000
Page 2

       If you agree with the foregoing, please sign in the space provided below.

       Sincerely,


       /s/ Edward Malysz
       Edward Malysz,
       Vice President, General Counsel


       Agreed as of the date first set forth above:


       /s/ Robert H. Ewald
       -------------------
       Robert H. Ewald